UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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FINITY HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

___________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINITY HOLDINGS, INC.

432 Park Avenue South, 13th Floor
New York, New York 10016

April [___], 2006

To the Stockholders of Finity Holdings, Inc.:

A special meeting of the stockholders (the “Meeting”) of Finity Holdings, Inc. (the “Company”) will be held on May [___] 2006 at 10:00 a.m., local time, at the offices of Flagship Patient Advocates, Inc. (formerly Flagship Healthcare Management, Inc.) (“Flagship”), 432 Park Avenue South, 13th Floor, New York, New York 10016.

Details of the business to be conducted at the Meeting are provided in the enclosed Notice of Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.

On behalf of the Board of Directors, I cordially invite all stockholders to attend the Meeting. It is important that your shares be voted on the matters scheduled to come before the Meeting. Whether or not you plan to attend the Meeting, I urge you to promptly complete, sign, date and return the enclosed proxy card in the prepaid envelope provided. If you attend the Meeting, you may revoke such proxy and vote in person if you wish. Even if you do not attend the Meeting, you may revoke such proxy at any time prior to the Meeting by executing another proxy bearing a later date or providing written notice of such revocation to Philip Barak, Secretary of the Company.

Sincerely,

/s/ Fred F. Nazem Chief Executive Officer and Chairman

FINITY HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on May [__], 2006

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Meeting”) of Finity Holdings, Inc., a Delaware corporation (the “Company”), will be held at 10:00 a.m., local time, at the offices of Flagship Patient Advocates, Inc. (formerly Flagship Healthcare Management, Inc.) (“Flagship”), 432 Park Avenue South, 13th Floor, New York, New York 10016 for the following purposes:

1.  To amend and restate the Certificate of Incorporation to effectuate a reverse stock split of the shares of the Company on a one (1) for one-hundred twenty-five (125) basis (the “Reverse Stock Split”), (ii) authorize an increase in the authorized shares of the Company to a total of 130,000,000 shares of capital stock (the “Share Authorization”) and (iii) to change the name of the Company to Flagship Patient Advocates Group, Inc., or such other similar name as may be available (the “Name Change”); and

2.  To consider and vote upon such other matter(s) as may properly come before the Meeting or any adjournment(s) thereof.

The Board of Directors recommends that you vote in favor of the proposal.

Shareholders of record as of the Record Date (as defined below) are entitled to notice of, and to vote at, this Meeting or any adjournment or postponement thereof.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE, SO THAT A QUORUM WILL BE PRESENT AND A MAXIMUM NUMBER OF SHARES MAY BE VOTED. IT IS IMPORTANT AND IN YOUR INTEREST FOR YOU TO SIGN YOUR PROXY AND RETURN IT. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

By Order Of The Board Of Directors

/s/ Fred F. Nazem Chief Executive Officer and Chairman

April ___, 2006

FINITY HOLDINGS, INC.
432 Park Avenue South, 13th Floor
New York, New York 10016

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy are being furnished with respect to the solicitation of proxies by the Board of Directors of Finity Holdings, Inc., a Delaware corporation (the “Company” or “Finity”) for a Special Meeting of the Stockholders (the “Meeting”) to be held at 10:00 a.m., local time, on May [___], 2006 and at any adjournment or adjournments thereof, at the offices of Flagship Patient Advocates, Inc. (formerly Flagship Healthcare Management, Inc.) (“Flagship”), 432 Park Avenue South, 13th Floor, New York, New York 10016.

The approximate date on which the Proxy Statement and form of proxy are intended to be sent or given to the shareholders is April [___], 2006.

We will bear the expense of solicitation of proxies for the Meeting, including the printing and mailing of this Proxy Statement. We may request persons, and reimburse them for their expenses with respect thereto, who hold stock in their name or custody or in the names of nominees for others to forward copies of such materials to those persons for whom they hold Common Stock (as defined below) and to request authority for the execution of the proxies. In addition, some of our officers, directors and employees, without additional compensation, may solicit proxies on behalf of the Board of Directors personally or by mail, telephone or facsimile.

SUMMARY TERM SHEETS

The following summary highlights important information about the acquisition of Flagship and PEMMS, Ltd., discussed in greater detail elsewhere in this proxy statement. The following may not contain all of the information you should consider before voting on the proposal. To more fully understand the acquisitions, you should read carefully this entire proxy statement.

The Parties to the Flagship Acquisition

FINITY HOLDINGS, INC.
432 Park Avenue South, 13th Floor
New York, NY 10016

Finity was incorporated in the State of Delaware in February 5, 1993, and is a shell company. Our common stock is traded on the Over the Counter Bulletin Board under the symbol “FNTY.”

FLAGSHIP PATIENT ADVOCATES, INC.
432 Park Avenue South, 13th Floor
New York, NY 10016

Flagship was incorporated in the State of Delaware on February 11, 2004, as a new corporation. Founded by a group of physicians and entrepreneurs, Flagship is a membership-based, private medical group dedicated to obtaining the highest level of healthcare services for its members, whether they are at home or traveling. Acting as a member’s healthcare advocate, Flagship is focused on providing priority access to renowned and clinically acclaimed physicians, which are typically difficult to access. Rather than simply providing names, Flagship offers referrals, priority appointments, personalized advocacy services to its members, all linked by a sophisticated and proprietary information management system. For Flagship, healthcare advocacy means brining about the delivery of exceptional “medicine at the speed of need” to each of our members.

Effects of the Share Exchange

On January 30, 2006, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with all of the stockholders (the “Stockholders”) of Flagship. The closing shall occur immediately following the filing of a Restated and Amended Certificate of Incorporation, which shall effectuate a one (1) for one hundred twenty-five (125) reverse stock split, an increase in authorized shares, and effectuate a name change of the Company. The Company will acquire all of the issued and outstanding capital stock of Flagship from the Stockholders in exchange for an aggregate of 55,587,755 newly-issued shares of the Company’s Common Stock (the “Exchange”). The Exchange is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

Upon completion of the Exchange with Flagship, Finity will cease to be a shell company. From and after the closing, the operations of Flagship shall be the only operations of Finity.

Conditions to the Share Exchange

Under the terms of the merger agreement, before we can complete the merger, a number of conditions must be satisfied or, if permissible, waived. These conditions include the following:

The closing shall occur immediately following the filing of a Restated and Amended Certificate of Incorporation, which shall effectuate a one (1) for one hundred twenty-five (125) reverse stock split, an increase in authorized shares, and effectuate a name change of the Company.

The Parties to the PEMMS Acquisition

PEMMS, Ltd.
Index House Ascot, Berkshire
SL5 7EU, UK

PEMMS was incorporated in the United Kingdom in May of 2004. PEMMS is an early-stage technology company focusing on the personal health market. PEMMS has developed a personal electronic Medical Management Systems software, a proprietary secure web-based repository wherein an individual can store his/her own medical records to be later retrieved at a moments notice.

FLAGSHIP PATIENT ADVOCATES, INC.
432 Park Avenue South, 13th Floor
New York, NY 10016

Flagship was incorporated in the State of Delaware on February 11, 2004, as a new corporation. Founded by a group of physicians and entrepreneurs, Flagship is a membership-based, private medical group dedicated to obtaining the highest level of healthcare services for its members, whether they are at home or traveling. Acting as a member’s healthcare advocate, Flagship is focused on providing priority access to renowned and clinically acclaimed physicians, which are typically difficult to access. Rather than simply providing names, Flagship offers referrals, priority appointments, personalized advocacy services to its members, all linked by a sophisticated and proprietary information management system. For Flagship, healthcare advocacy means brining about the delivery of exceptional “medicine at the speed of need” to each of our members.

Effects of the Acquisition

In February 2006, Flagship entered into a letter of intent to acquire the assets of PEMMS, an early-stage technology company focusing on the personal health market. The transaction will provide Flagship with several strategic benefits, primarily the acquisition of the PEMMS “MedVault” software, a secure web-based repository wherein an individual can store his/her own medical records to be later retrieved at a moments notice.

Pursuant to the Letter of Intent, Flagship will acquire PEMMS for 300,000 shares of Flagship common stock. The existing employees of PEMMS will become employees of Flagship and Flagship will acquire the existing contracts and assets of PEMMS.

VOTING SECURITIES, VOTING AND PROXIES

Record Date

Only shareholders of record of our common stock, $.001 par value (the “Common Stock”), as of the close of business on May 3, 2006 (the “Record Date”) are entitled to notice and to vote at the Meeting and any adjournment or adjournments thereof.

Voting Stock

As of the Record Date, there were 55,761,512 shares of Common Stock outstanding. Each holder of Common Stock on the Record Date is entitled to one vote for each share then held on the matter to be voted at the Meeting. No other class of voting securities was then outstanding.

Quorum

The presence at the Meeting of a majority of the outstanding shares of Common Stock as of the Record Date, in person or by proxy, is required for a quorum. Should you submit a proxy, even though you abstain as to the proposal, or you are present in person at the Meeting, your shares shall be counted for the purpose of determining if a quorum is present.

Broker “non-votes” are included for the purposes of determining whether a quorum of shares is present at the Meeting. A broker “non-vote” occurs when a nominee holder, such as a brokerage firm, bank or trust company, holding shares of record for a beneficial owner, does not vote on a particular proposal because the nominee holder does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Voting

The matter scheduled to come before the Meeting requires the approval of a majority of the votes of the shares outstanding. For purposes of the proposal, abstentions and broker “non-votes” will have the same effect on the outcome as votes cast “AGAINST” the proposal.

If you are the beneficial owner, but not the registered holder of our shares, you cannot directly vote those shares at the Meeting. You must provide voting instructions to your nominee holder, such as your brokerage firm or bank.

If you wish to vote in person at the Meeting but you are not the record holder, you must obtain from your record holder a “legal proxy” issued in your name and bring it to the Meeting.

At the Meeting, ballots will be distributed with respect to the proposal to each shareholder (or the shareholder’s proxy if not the management proxy holders) who is present and did not deliver a proxy to the management proxy holders or another person. The ballots shall then be tallied, one vote for each share owned of record, the votes being in three categories: “FOR,” “AGAINST” or “ABSTAIN”.

Proxies

The form of proxy solicited by the Board of Directors affords you the ability to specify a choice among approval of, disapproval of, or abstention with respect to, the matter to be acted upon at the Meeting. Shares represented by the proxy will be voted and, where the solicited shareholder indicates a choice with respect to the matter to be acted upon, the shares will be voted as specified. If no choice is given, a properly executed proxy will be voted in favor of the proposal.

Revocability of Proxies

Even if you execute a proxy, you retain the right to revoke it and change your vote by notifying us at any time before your proxy is voted. Such revocation may be effected by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of the Secretary at the address of our principal office set forth above in the Notice to this Proxy Statement or your attendance and voting at the Meeting. Unless so revoked, the shares represented by the proxies, if received in time, will be voted in accordance with the directions given therein.

You are requested, regardless of the number of shares you own or your intention to attend the Meeting, to sign the proxy and return it promptly in the enclosed envelope.

Interest of Officers and Directors in Matters to Be Acted Upon

None of the officers or directors has any interest in the matter to be acted upon.

PROPOSAL 1

Amending and Restating the Certificate of Incorporation to effectuate (i) the Reverse Stock Split (ii) the Share Authorization and (iii) the Name Change.

The Company’s Certificate of Incorporation currently provides that the Company is authorized to issue 100,000,000 shares of its Common Stock with a par value of $.001 per share.

On January 30, 2006, the Company’s Board of Directors authorized an Amended and Restated Certificate of Incorporation to (i) effectuate a reverse stock split of the existing shares of the Company on a one (1) for one-hundred twenty-five (125) basis, (ii) increase the number of authorized shares of capital stock of the Company to 130,000,000, $.001 par value, and (iii) effectuate a name change of the Company from Finity Holdings, Inc. to Flagship Patient Advocates Group, Inc., or such other similar name as may be available. The Amended and Restated Certificate of Incorporation is attached hereto as Appendix A.

Purpose for the Reverse Stock Split

The purpose for effectuating the Reverse Stock Split is to increase the current price of the Company’s Common Stock. By effectuating the Reverse Stock Split of the existing shares of the Company on a one (1) for one-hundred twenty-five (125) basis, the Company hopes to increase its price per share. There can be no guaranty that the Reverse Stock Split will result in a higher price per share. In addition, the Reverse Stock Split is also required by the Exchange Agreement (defined below) with Flagship (formerly Flagship Healthcare Management, Inc.), a transaction more fully described below. If the Reverse Stock Split were not to occur, one-hundred twenty-five (125) times as many shares (6,948,469,375  shares) would have to be issued to complete the Flagship transaction. Any fractional shares will be rounded up to the next full share.

Following the Reverse Stock Split, the Company will only be authorized to issue 800,000 shares of its capital stock. As a result, the Company will also increase the authorized shares of the Company’s capital stock to consummate the Flagship transaction, as described below.

Purpose for the Share Authorization

The total number of shares which the Company shall have authority to issue, subsequent to the one for one-hundred twenty-five (125) reverse split is One-Hundred Thirty Million (130,000,000) shares of capital stock, to be allocated as follows: One-Hundred Twenty Five (125,000,000) shares of Common Stock, having a par value of $.001 per share and Five-Million (5,000,000) shares of preferred stock having a par value of $.001 per share (the “Preferred Stock”).

The principal purpose for changing the authorized shares of the Company’s capital stock is to increase the Company’s flexibility to make acquisitions using its shares. Currently, the Company is authorized to issue 100,000,000 shares of Common Stock, of which 55,761,512 have already been issued, leaving 44,238,488 authorized but unissued shares. The current number of unissued shares leaves little flexibility for acquisitions involving shares of our Common Stock, including the proposed acquisition of Flagship. Following the Reverse Stock Split, the Company would only be authorized to issue 800,000 shares of the Company’s capital stock and would not be able to complete the Flagship acquisition. With the proposed Flagship acquisition, a transaction in which requires the issuance of 55,587,755 post reverse stock split shares of Common Stock, the Company currently has an insufficient number of authorized shares to complete this transaction. The Company hopes to raise additional equity subsequent to the acquisition of Flagship, and an undetermined number of additional shares will also be issued for this equity. By effecting the Reverse Stock Split and Share Authorization, the Company will be able to complete the proposed acquisition and have sufficient shares available should any other opportunity arise, although none is now contemplated.

It should be noted that the Share Authorization could serve as a tool against any takeover effects. The issuance of additional shares could have the effect of delaying, deferring or preventing a change in control or a change in management without further action by the stockholders. Likewise, our Board of Directors currently has the authority to issue 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The authorized five million (5,000,000) shares of Preferred Stock will carry the same rights and privileges as the current shares of Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Also, management could use either the authorized shares of capital stock to resist or frustrate a third party transaction providing an above market premium that might be favored by a majority of independent stockholders. To date, no Preferred Stock is outstanding.

The Share Authorization will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights.

The Share Authorization and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The proposal to effectuate the Share Authorization is not in response to any accumulation of stock or threatened takeover. The Company has no plans to subsequently implement additional measures having anti-takeover effects.

If the Amended and Restated Certificate of Incorporation is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock or securities convertible into Common Stock, except as may be required by applicable law, including, but not limited to, a statutory merger or a sale of substantially all of the assets.

The Board of Directors believes that having additional shares available for future acquisitions will increase the flexibility and timing for future acquisitions. There are at present, however, no additional acquisitions pending or contemplated.

Purpose for the Name Change

The Board of Directors authorized the Restated and Amended Certificate of Incorporation to change the name of the Company to “Flagship Patient Advocates Group, Inc.” or such other similar name as may be available. The purpose for the Name Change is to meet the requirements of the proposed acquisition by the Company of Flagship. For a more detailed description of this transaction, see the discussion on Flagship below.

The affirmative vote of a majority of the outstanding shares of Common Stock is required to restate and amend the Company’s Certificate of Incorporation to effectuate the Reverse Stock Split, the Share Authorization and the Name Change Proposal. If approved by the stockholders, the proposed Amended and Restated Certificate of Incorporation will be effective upon filing with the Secretary of State of Delaware.

Board Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the Amended and Restated Certificate of Incorporation.

TERMS OF THE TRANSACTION

On January 30, 2006, (the “Closing Date”) the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with all of the stockholders (the “Stockholders”) of Flagship. The closing shall occur immediately following the filing of a Restated and Amended Certificate of Incorporation, which shall effectuate a one (1) for one hundred twenty-five (125) reverse stock split, an increase in authorized shares, and effectuate a name change of the Company. The Company will acquire all of the issued and outstanding capital stock of Flagship from the Stockholders in exchange for an aggregate of 55,587,755 newly-issued shares of the Company’s Common Stock (the “Exchange”). The Exchange is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

DESCRIPTION OF BUSINESS

General

Flagship was incorporated in the State of Delaware on February 11, 2004, as a new corporation. Founded by a group of physicians and entrepreneurs, Flagship is a membership-based, private medical group dedicated to obtaining the highest level of healthcare services for its members, whether they are at home or traveling. Acting as a member’s healthcare advocate, Flagship is focused on providing priority access to renowned and clinically acclaimed physicians, which are typically difficult to access. Rather than simply providing names, Flagship offers referrals, priority appointments, personalized advocacy services to its members, all linked by a sophisticated and proprietary information management system. For Flagship, healthcare advocacy means bringing about the delivery of exceptional “medicine at the speed of need” to each of our members.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below are the names of Flagship’s directors and officers, their ages, all positions and offices that they hold with Flagship, the period during which they have served as such, and their business experience during at least the last five years. These officers and directors will hold identical positions with Finity following the Exchange.

Name	Age	Position Held	Experience

Fred F. Nazem	65	Chairman and CEO
Mr. Nazem has been the Chairman of the Board of Directors of Flagship and its Chief Executive Officer since February 2004. A venture capitalist since the early 1970’s, he launched Nazem & Lieber in 1981 and Nazem & Company in 1983. Since then he has been the Managing Partner of Nazem & Company. Mr. Nazem has been an entrepreneur, venture capitalist and corporate turnaround specialist for more than 30 years. He has started, financed and guided several dozen companies, including Oxford Health Plan, Cirrus Logic (CRUS), Universal Health Services (UHS), Genesis Health Ventures, Medical Care International, Sportsline.com and Apollo Computers (now part of Hewlett-Packard’s computer division), most of which have become multibillion-dollar enterprises. As Chairman of Oxford Health Plans, he led the reorganization and successful turnaround of the company when it experienced operational and financial difficulties in 1997. Mr. Nazem has a BS in Biochemistry, an MS in Physical Chemistry, and an MBA in Finance and has done doctoral work in Nuclear Physics. Mr. Nazem serves on the Science and Technology Advisory Board of Columbia Presbyterian Medical Center and through the Nazem Family Foundation he has supported many civic, educational and healthcare related causes.

Richard Howard	56	Director
Mr. Howard has been a Director of Flagship since November 2004. From July 2004 to August 2005, he was the President of Flagship. From 2003 to 2004, he was the Managing Director of BLH Strategies, a consulting firm that provides management services to companies and nonprofit organizations. From 1985 to 2003, he worked for Genesis Health Ventures, Inc. At various times during his seventeen years with Genesis he served as Vice Chairman, President and Chief Operating Officer. He also served as a member of the Board of Directors for all seventeen years. He received a BS in Economics and Corporate Finance from the Wharton School at the University of Pennsylvania.

Benjamin Safirstein, MD	66	Director and EVP – Chief Medical Officer
Dr. Safirstein has been a Director and EVP and Chief Medical Officer of Flagship since February 2004. He did his medical training at The Mount Sinai Hospital of New York, where he was Chief Medical Resident, and his pulmonary training at the Brompton Hospital, London England, as a fellow of the National Tuberculosis Foundation. Dr. Safirstein is board certified in Internal Medicine and pulmonary medicine. Dr Safirstein was a co-founder and Chief Medical Officer of Oxford Health Plans and was a director from 1985 to 2004. He serves as chairman of the Scientific Committee of the Arthur Ashe Foundation, is Founder of the New Jersey Asthma Foundation and is the author of over 50 peer reviewed publications on Respiratory Medicine. Dr. Safirstein received his medical degree from The Chicago Medical School in 1965.

Richard P. Torykian, Sr.	66	Director
Mr. Torykian has been a Director of Flagship since March 2004. He currently is a Director at Lazard Freres & Company. He is a member of the Board of Sponsors, Mercy Hospital, Rockville Centre, NY and was the founding chairman of the Chaminade High School Development Fund and advisor to the Catholic Big Brothers of New York City. He is a trustee of the Intrepid Sea-Air-Space Museum headquartered aboard the USS Intrepid. Mr. Torykian received his BA in Chemistry from St. Michaels College in 1961, MS in Chemical Engineering from St. Joseph’s University in 1963 and MBA in Finance from Adelphia University in 1970.

Michael Holland	61	Director
Michael Holland has been a Director of Flagship since November 2004. He is the Chairman of Holland & Company, a private investment firm he founded in 1995 in New York City and the President and Founder of the Holland Balanced Fund. He began his career at J.P. Morgan in 1968 where he spent twelve years managing both equity and fixed income assets for major institutional clients as well as wealthy individuals. He served as Chief Executive Officer of First Boston Asset Management in the early 1980’s and later served as Chairman of Salomon Brothers Asset Management. Mr. Holland has been Chairman of a number of mutual funds, a General Partner of the Blackstone Group and a CEO of Blackstone Alternative Asset Management, and is the former Vice Chairman of Oppenheimer & Co., Inc. He is on the Board of Directors of The China Fund, a NYSE-listed company, the Vanguard Charitable Endowment and the State Street Master Trust Fund. Mr. Holland graduated from Harvard University with a concentration in English in 1966. In 1968 he received his M.B.A. in finance from Columbia University.

Brian Stafford	57	Director
Mr. Stafford has been a Director of Flagship since November 2004. He was Director of the United States Secret Service from March 1999 until he retired in January 2003. Mr. Stafford began his tenure with the Secret Service in 1971 as a field office special agent rising in the ranks during his career to supervisory position in both protective and investigative assignments, including Special Agent in Charge of the Presidential Protection Division. Mr. Stafford serves on the Board of Trustees of Mount Union College in Alliance, Ohio where he received a BA degree in 1969 and an honorary Doctorate in Human Letters.

Michael Huckabee	50	Director
Governor Huckabee has been a Director of Flagship since September 2005. A significant part of his adult life was spent as a pastor and denominational leader. Michael Huckabee was first elected lieutenant governor of Arkansas in 1993 and has served as governor since July 1996. Governor Huckabee is recognized as a national leader in the areas of education reform and health care reform. He became chairman of the National Governors Association in July 2005 and will serve as the leader of the nation’s governors until July 2006. Governor Huckabee is also the chairman of the Education Commission of the States until July 2006. In addition, he is the immediate past president of the Council of State Governments and the immediate past state co-chairman of the Delta Regional Authority. Governor Huckabee is also a former chairman of the Southern Regional Education Board, the Southern Grown Policies Board, the Southern Technology Council and the Southern International Trade and the Interstate Oil & Gas Compact Commission. Governor Huckabee’s fourth book, “Quit Digging your Grave with a Knife and Fork” was released in May 2005 and has received favorable reviews. In 1975, Governor Huckabee graduated magna cum laude from Ouachita Baptist University in Arkadelphia, Arkansas and attended Southwestern Baptist Theological Seminary from 1976 to 1977.

Barbara McNeil, MD	64	Director
Dr. Barbara McNeil has been a director since December 2005. She has worked in the fields of health policy and radiology (nuclear medicine) for over 25 years at Harvard Medical School and the Brigham and Women’s Hospital. She serves on the Board of Directors of Cardiovascular Therapeutics (CVTX); in this capacity she serves on the Audit Committee and is chair of the Nominating and Governance Committee. She is also on the Board of Edwards Lifesciences Corp. (EW). Prior to this Dr. McNeil was the founding head of the Department of Health Care Policy at Harvard Medical School, the largest research unit in this area at Harvard University for over ten years she ran the Center for Cost-Effective Care at the Brigham and Women’s Hospital. Dr. McNeil practices nuclear medicine at the Brigham and Women’s Hospital and works actively with the chief of the department on general strategic issues within radiology. She received her AB degree from Emmanuel College in 1962 and her MD in 1966 and PhD degree in 1972 from Harvard University. She also attended the Advanced Management Program (AMP) at Harvard Business School in 1986. At Harvard Medical School she was one of the first tenured women.

John H. Flood III	54	EVP – Chief Marketing Officer and Corporate Counsel
Mr. Flood has been an EVP and Chief Marketing Officer of Flagship since February 2005. For the six months prior, he served as a consultant to the Company. From 1994 - 2004 Mr. Flood was the managing partner of Flood Donohue Johnston & McShane where he specialized in transactional law, negotiated physician employment contracts and also practiced in the areas of sports and entertainment law. From 1984 - 1994 he worked for NFL Properties, the centralized marketing company of the National Football League where he served as company counsel, Executive Vice President of Business Affairs and President. While at NFL Properties, the company grew from relatively modest sales in 1984 to over a billion dollars in retail sales by 1994. Mr. Flood has served on the Nominating Committee for the Harvard University Board of Overseers, Harvard University’s New York Schools and Scholarships Committee, has been a Board Member and Selector of the Lawrenceville School Alumni Association and has served as a Board Member of St. Michael’s Heart Research Institute in Newark, NJ. He received his AB in Psychology from Harvard University and his JD from the University of Virginia School of Law. He is admitted to the bar in the states of New York and New Jersey.

Philip Barak	53	VP – Chief Financial Officer and Corporate Secretary
Mr. Barak has been the VP - Chief Financial Officer and Corporate Secretary of Flagship since February 2004. For over the past twenty years he has been a General Partner and Chief Financial Officer of Nazem & Company, a venture capital firm founded in 1976. During that time he served on the Boards of Directors of several public and private companies and worked with venture backed companies in structuring and negotiating financings. He holds a BS in Accounting from Rider University and is a Certified Public Accountant and a member of the AICPA and NYSSCPA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects, the beneficial common stock ownership of: (a) each former director of the Company, (b) each named executive officer, (c) each person known by the Company to be a beneficial owner of five percent (5%) or more of its common stock and (d) all executive officers and directors of the Company as a group as of March 31, 2006:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Flagship Patient Advocates, Inc. 432 Park Avenue South, 13th Floor New York, NY 10016	34,000,000	60.9%

Glenn M. Gallant 1260 East Oakland Park Blvd. Ft. Lauderdale, FL 33334	5,315,625	9.5%

Douglas R. Baetz 1260 East Oakland Park Blvd. Ft. Lauderdale, FL 33334	5,315,625	9.5%

Gregory Boss c/o 3804 So. Highland Drive Salt Lake City, Utah 84106	4,000,000	7.2%

ALL DIRECTORS AND OFFICERS AS A GROUP	4,000,000	7.2%

The following table sets forth each person known by us to be the beneficial owner of five percent or more of Flagship’s common stock, all directors and officers individually and all directors and officers as a group as of December 31, 2005, after giving effect to the Closing. Each person named below has sole voting and investment power with respect to the shares shown unless otherwise indicated.

Name and Address of Beneficial Owner*	Amount of Beneficial Ownership After Closing	Percentage of Class

Fred Nazem	22,194,351 (1)	37.82%

Stephen J. O’Brien, MD 300 North Street Greenwich, CT 06830	11,316,230 (2)	19.83%

Laurus Master Fund, Ltd. c/o M&C Corporate Services Limited P.O. Box 309 GT Ugland House George Town South Church Street Grand Cayman, Cayman Islands	7,778,356 (3)	12.50%

John H. Flood, III	4,035,034 (4)	6.86%

Benjamin Safirstein, MD	2,113,568 (5)	3.70%

Richard Howard	702,083 (4)(9)	1.23%

Philip Barak	575,000 (7)	1.01%

Brian Stafford	126,923 (8)	.22%

Richard Torykian	50,000 (8)	.09%

Michael Holland	126,923 (8)	.22%

Michael Huckabee	25,000 (9)	.04%

Barbara McNeil, MD	25,000 (9)	.04%

ALL DIRECTORS AND OFFICERS AS A GROUP	29,923,882	49.32%

*Except as otherwise noted, the address is that of the Company

(1)
Includes 372,263 shares held by Nazem, Inc., a company that Mr. Nazem owns 100%, the conversion of a $1,000,000 Convertible Note at $0.90 per share into 1,111,111 shares of common stock, the exercise of 499,230 warrants exercisable at $0.92 per share, 25,944 shares held in the Alexander Gharib Nazem Trust and 25,944 shares held in the Taraneh Gharib Nazem Trust, Mr. Nazem’s children. Susie Gharib Nazem, Mr. Nazem’s wife is the Trustee of the Trusts. Mr. Nazem disclaims beneficial ownership of the shares held in trust for his children.

(2)	Dr. O’Brien has entered into a Voting Trust Agreement whereby the Board of Directors has the right to vote all of the shares owned by Dr. O’Brien.
(3)	Includes the conversion of a $4,000,000 Convertible Note at $0.90 per share into 4,444,444 shares of common stock and the exercise of 614,439 warrants exercisable at $0.92 per share.
(4)
Includes the conversion of $500,000 of Convertible Notes at $0.90 per share into555,556 shares of common stock and the exercise of 249,617 warrants exercisable at $0.92 per share held by OldIron Sports and Entertainment Company, Inc., of which Mr. Flood is a 50% owner, and 200,000 vested options exercisable at $0.20 per share.

(5)
Includes the conversion of a $50,000 Convertible Note at $0.90 per share into 55,556 shares of common stock and the exercise of 13,441 warrants exercisable at $0.92 per share, and 1,300,000 shares held by the Safirstein Family Trust 1991 for the benefit of Dr. Safirstein’s children. Sheila Safirstein, Dr. Safirstein’s wife, is the Trustee of the Trust. Dr. Safirstein disclaims beneficial ownership of these shares.

(6)	Not used.
(7)	Includes 75,000 options exercisable at $0.035 per share.
(8)	Includes 50,000 options exercisable at $0.20 per share.
(9)	Includes 25,000 options exercisable at $0.90 per share.

Flagship’s Products

Flagship offers five distinct services offered through three products: ER Support, ER Support Premium and Flagship Full Membership, Flagship’s comprehensive advocacy service. These products include the following:

Product	Services

ER Support	MedEmergentCareTM and MedVault Flagship
ER Support Premium	MedEmergentCareTM, MedVault by Flagship, and MedjetAssist by Flagship
Flagship Full Membership	MedEmergentCareTM, MedVault by Flagship, MedjetAssist by Flagship, MedSpeciaListTM and MedCiregeTM

Flagship’s Services

Medical SpeciaList™

Medical SpecialListTM is Flagship’s world-class, by invitation-only, physician network of renowned medical and surgical specialists in over 25 specialties with whom Flagship has written agreements to provide priority appointments to its members. Every doctor in Flagship’s network of medical and surgical specialties has been screened and approved by Flagship’s Medical Chiefs, assuring that its members get not only the finest doctors, but also the right doctors for their specific healthcare needs. All of Flagship’s medical and surgical specialties are headed by Specialty Chiefs who are prominent in their specialty fields and who personally screen and approve all physicians for inclusion in the network.

MedCierge™

MedCiergeTM is Flagship’s personalized, highly responsive referral and patient navigation service center, staffed by Flagship’s own clinical team of experienced registered nurses and physicians, who help members with all their referral needs. With one phone call, Flagship members get personalized advocacy and assistance with finding a physician and securing an appointment from a physician in Flagship’s physician network. Using sophisticated tools and technology, Flagship’s registered nurses and physicians, who make up the MedCierge staff, first match a member’s needs with the right physician specialist and then secure a priority appointment with the selected physician.

MedEmergentCare™

MedEmergentCareTM is Flagship’s 24/7, advocacy, guidance and support service when members are in an Emergency Room or are unexpectedly hospitalized ─ available from anywhere in the world. With just one phone call, Flagship’s Emergent Care clinical team of registered nurses and ER-trained physicians can assist members and their families in making informed decisions about care and treatment when they are unexpectedly hospitalized due to accident, injury or illness. With a member’s permission, Flagship’s clinicians will speak directly to ER doctors and other personnel on their behalf, using translation services for over 140 languages, if needed.

MedjetAssist by Flagship

MedjetAssist by Flagship is a worldwide medical evacuation service available to travelers 24 hours a day, 7 days a week when members are hospitalized more than 150 miles away from home. MedjetAssist by Flagship uses a fleet of state-of-the-art medically equipped aircraft configured as mobile intensive care units and staffed with specially trained physicians, nurses and other healthcare professionals, as needed. This service is available to members from virtually anywhere in the world at no additional cost. Under certain conditions, members can also be transported from their home hospital to specialty hospitals in the United States.

MedVault by Flagship

MedVault by Flagship is Flagship’s secure, internet-based, electronic repository for Flagship members to record and store their personal, private health information such as medical history and copies of vital documents such as a living will. Members control both the content and access to their stored information, which is accessed using a standard internet browser from anywhere at anytime. MedVault by Flagship is a lifetime personal health record for all medical events plus a Personalized Emergency Health Record. Members are encouraged to carry their MedVault ID EMERGENCY Card from which emergency personnel can access their vital health information. They can also print their health information or record it on various storage media and carry it with them.

Marketing Strategy

Flagship is a healthcare advocacy company that helps discerning individuals make better and more informed decisions regarding their health care. This is analogous to financial advisors helping them with their finances and architects helping them build their homes. Flagship’s product positioning is best defined by its dedication to clinical advocacy and not financial or administrative help, which are offered by others. From a market prospective, Flagship is a part of a new and rising class of companies that collectively make up a sector called consumer driven healthcare (“CDH”). The combination of hyper inflation in healthcare costs, consumer demand for choices in medical care and the burden of individuals paying an ever increasing portion of medical bills will continue to fuel the CDH movement.

Flagship provides health advocacy and the privilege of access to outstanding healthcare specialists through annual memberships. Flagship’s products and services are primarily for higher income individuals, but also may appeal to anyone, regardless of income, who values high quality healthcare. While Flagship should appeal to all demographics, the primary target is the “baby-boomer” population, those born between 1946 and 1964. The “baby boomer” population represents approximately 30% of the U.S. population, but owns more than two-thirds of the nation’s wealth. The “baby boomers” are also the key opinion leaders in the U. S. economy as they not only influence others with their own buying habits, but also often directly control the purchases for their children and elderly parents.

Sales Strategy

Flagship’s sales plan is a three-pronged simultaneous approach to attract potential members: large corporate customers reached via direct sales, small and medium-sized businesses reached via agents/intermediaries or direct sales, and individuals reached through indirect sales. As described below each of these category targets has some advantages and disadvantages.

Large corporations create opportunities for acquiring large numbers of members either where the corporation pays for the membership for its employees or where the employees pay for membership as a menu benefit option. Prestigious corporations also serve as potential reference accounts. Based on discussions with potential corporate customers, management believes that corporations understand that, for a modest annual fee (often less than a car or gym allowance), giving employees access to high quality care translates into a healthy work force with reduced sick leave and, ultimately, more productivity. Flagship membership can be viewed ideally as a healthcare risk management benefit for key employees. They also recognize the importance of risk management benefits for their traveling employees, as they will have access to physicians anywhere they go. Corporations realize that Flagship services will yield savings far beyond the membership premiums.

The disadvantage of soliciting corporations for Flagship membership is that human resource departments are currently in a cost-cutting mode, long lead times are usually necessary to land these corporate accounts and to coordinate with human resource timetables and, finally, corporations may demand discounts.

When soliciting small and medium sized businesses directly or through agents or intermediaries, Flagship’s advantage is that it generally can charge full price for Flagship’s product, decisions to accept or reject the product are usually made quickly by an owner, partner or trusted advisor, enrollment is manageable as typically enrollees number 25 to 500 people and sales agents or intermediary networks are already established with these entities. The downside of soliciting these customers is that they require a significant amount of education on the product, commissions for agents cut into profits, and when dealing through agents Flagship does not control its own destiny.

It is expected that selling to individuals, through indirect sales will constitute a majority of Flagship’s sales. The difficulty with reaching individuals is that individuals are expensive and hard to reach and may potentially create significant overhead. The advantage to this channel is that Flagship can charge full retail prices to individuals. Individuals comprise Flagship’s biggest target group and individuals can take advantage of pre-tax health savings accounts as well as flex accounts. Flagship can have direct contact with individuals without potential interference from intermediaries such as human resource departments of the large corporate accounts. Also, Flagship targets individuals through various affinity groups or by embedding Flagship full or partial services into insurance policies sold to policyholders.

The Market

Market Description

▪  The market for Flagship’s products and service offerings include:

•
Large Corporations: Flagship is capitalizing on its existing corporate relationships as well as those of its senior managers in order to gain access to targeted corporations. Flagship creates a directed, personalized sales strategy and presentation for each corporation, which presents to the corporation’s senior management by Flagship’s senior management. Flagship’s pricing schedule encourages family memberships, the value of Flagship’s service in both non-emergency and crisis or trauma situations, and the nationwide priority access to Flagship’s renowned physicians for their increasingly mobile workforce. Flagship places priority on corporations that have Chief Medical Officers in place, as it is typically an indicator that the company values healthcare. Corporations that are self insured will benefit in two ways with Flagship. First, Flagship can provide the corporation a network of physicians. In some cases, the corporation’s own network of physicians may overlap with Flagship’s network; in such cases, Flagship will try to provide timely access to those physicians. However, in large corporations, self insured or otherwise utilize large PPO or HMO networks with minimal, if any, overlap in physician coverage with the Flagship Physician Network. Second, management believes that as quality medicine costs less in the long run and that self-insured corporations can directly benefit through real healthcare cost reductions when employees utilize the Flagship physician network. Other attractive corporations to Flagship are those that provide generous employee benefits including supplemental health, flexible savings accounts and health savings accounts (HSAs). In addition, a number of very large corporations, particularly multinationals with very mobile employees are particularly attracted to Flagship because of Flagship’s increasingly global presence (see International).

•
Small and Medium Businesses: Flagship believes that 40 million small and medium size businesses with 25-50 employees represent one of the best market opportunities for its products. These businesses are often proprietorships or partnerships that are owned and operated by a few senior executives who are decisive and desirous of protecting their best assets—their employees. Flagship utilizes its own extensive network of business connections to secure a “champion” within our target medium-sized firms. In addition, Flagship works with intermediaries such as HR consulting firms, wealth management firms and HSA/FSA administrators to gain access to their clients. The intermediaries provide us access to thousands of mid-sized to large companies, many of which are privately owned. The objective is for the intermediaries to include Flagship in the bundle of products they recommend to their clients. Flagship can either enter into a joint marketing agreement with the intermediary, similar to those entered into with the distribution network groups, or provide the clients of the intermediaries with the pass through discount where the intermediary requests the Company to do so.

•
Individuals: Flagship is working towards acquiring endorsements from affinity groups, associations and prominent, recognizable individuals in order to reach and penetrate the non-corporate market. Flagship uses these endorsements to create a direct marketing campaign to target select individuals within the affinity groups and associations. Flagship works with insurance companies to embed Flagship full or partial services into insurance policies sold to policyholders. Flagship also works with associations, endowments, diplomatic corps and government agencies to offer full or partial services to their employees and members.

Product Sales and Distribution

Sales Channels

Flagship makes use of an internal sales force and has entered into agreements with independent finders and agents. These non-exclusive agreements provide that independent brokers and agents will facilitate introductions for Flagship to potential clients for our services and products. In return for such introductions, the finders and agents will be paid a commission based on the revenue generated from the sales of Flagship memberships from such introductions. These agreements are generally for one year and may be renewed on an annual basis by mutual agreement. The agreements may be terminated upon a material breach. In certain instances the finder agreements are for certain large distribution channels or for small distribution channels. Commission compensation may differ between the various distribution channels.

In addition, Flagship has entered into several exclusive joint marketing agreements with third party marketers. Under the terms of agreements, Flagship and the marketers will establish Flagship Product Programs through alliances of the parties to the agreement.

Competition

To date, Flagship is not aware of any direct competition from companies offering the same products and services as Flagship. There are five categories that include companies offering some variation of the products and services offered by Flagship.

•
Institution-Based Primary and Specialty Healthcare service suppliers comprised of either single hospital or clinics or a network of medical centers aiming to provide personalized access to emergency episodic or chronic care. These competitors provide guidance services that primarily include access to their institutions resources. The Institutions determine which physician will see the patient. Examples include the executive registry of most leading hospitals and clinics and Pinnacle Healthcare.

•
Concierge Medicine is a method whereby patients essentially pay an annual fee for “special service” rendered primarily by a primary care physician. Individual physicians charge an annual fee to an exclusive set of patients in their region. The program allows doctors to reduce their practice size and increase the time spent with participants in the program. This service is designed for patients who are seeking personalized healthcare alternatives and from physicians who are tired of dealing with health care insurance providers and HMO’s. Examples include MDVIP and MD2.

•
“Best Physician” Identifiers are third parties utilizing a combination of physician rankings by the media and cross references among physicians to identify “best physicians.” Typically, there is a membership fee charged to both the patient (for access) and the physicians (for listing) in these arrangements. Physicians are typically chosen based on the list published by medical institutions with which the physicians are affiliated. Examples include Best Doctors and MediGuide.

•
Web Search Services compile and offer lists of physicians with basic information about each physician. This may includes services that compile lists of physicians and basic information about each physician. An example is WebMD.

•	Billing and Insurance Facilitators services include review of benefits, negotiation of procedures and claim disputes on behalf of the member/patient. An example is Health Advocate.

Intellectual Property

Flagship’s technology platform is considered to be an important strategic asset as it delivers unique benefits to each stakeholder with a consistent focus on the highest levels of service, ease of access, and ease of use. Each component of the platform is designed to provide targeted functionality that streamlines access to critical information and coordinates interaction among the stakeholders. Flagship offers the following applications:

•	Member Portal: a secure web application accessed using a standard internet browser, providing the member with access to the following:

▪	Upcoming physician appointments.

▪	Information regarding an appointment including office address, contact information, and notes on what to bring to the visit.

▪	Member discussion forums.

▪	Member referral preferences.

▪	MedVault™ (see below).

•
Physician Portal: a secure web application, accessed using a standard internet browser, providing the physician or their authorized personnel with the facilities to review and manage the following information:

▪	Network membership information (such as their biographies, publications, and areas of research).

▪	Appointment calendar.

▪	Discussion area for other physicians in the network.

•
MedCierge™ Workbench: assists the specialist by providing a sophisticated search engine that combines the clinical needs of the member with the unique practice of each physician in the network. The search engine takes into account numerous factors regarding the referral including:

▪	The member’s preferences, such as distance to travel, physician gender, and office access requirements, (e.g., wheel chair access).

▪	The member’s clinical needs.

▪	The physician’s specialty and subspecialty.

▪	Unique procedures and/or disease states the physician has indicated as key areas of excellence.

▪	Numerous other factors, such as hospital affiliations and research interests.

Taking all these factors into account, the search engine produces a list of physicians for the referral. The workbench then facilitates specialist contact with the physician’s office in making an appointment for the member. Appointment details are subsequently available in both the member and physician portals.

•
MedVaul by Flagship: a secure web application accessed using a standard internet browser, providing the member with access and control over a wide variety of personal health information. The information is managed and controlled by the member, but can be made accessible to other stakeholders (such as the police in the event of an emergency, a member’s relatives or network physician) when pre-authorized by the member. The MedVaul by Flagship provides a centralized repository for key member health information, including:

▪	Personal medical history (diagnoses, procedures, allergies, immunizations, etc.).

▪	Family medical history.

▪	Consent and Authorization forms.

▪	Document images, including:

•	Medical-legal documents including living wills, medical powers of attorney, etc.

•	Clinical documents including physician summary notes, test results, instruction forms, etc.

•
Communications Infrastructure: utilizes Computer Telephony Integration, including virtual call distribution to provide 24/7 communications among the stakeholders. This allows Flagship to deploy its knowledge workers (MedCierge™ specialists, on-call doctors, triage nurses, call center supervisors, and others) in a flexible virtual network that minimizes our reliance on any single call center or physical location. All internet communications are protected using the latest security protocols to ensure the integrity and privacy of every communication link within the system.

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

At the end of 2005, Finity had nominal operations and was a shell company (as defined in Rule 12b-2 of the Exchange Act). As a result of the Flagship acquisition on January 30, 2006, Finity now has assets and revenue. To facilitate understanding of the financial effect of this acquisition and for clarity of presentation, the following financial statements are attached as exhibits to this Information Statement:

EXHIBIT

99.1 Financial Statements of Finity Holdings, Inc.: audited balance sheet as of December 31, 2005 and the statements of expenses, cash flows and changes in stockholders’ deficit for the years ended December 31, 2005 and 2004.

99.2 Financial Statements of Flagship Patient Advocates, Inc.: audited balance sheet as of December 31, 2005 and the statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004 and the period from inception (July 9, 2002) to December 31, 2005.

MANAGEMENT’S DISCUSSION ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations applies to Flagship.

General

Flagship is a development stage company with a limited operating history providing membership-based healthcare advocacy services to its members. Flagship is focused on providing priority access to renowned and clinically acclaimed physicians, which are typically difficult to access. We offer referrals, priority appointments, and personalized advocacy services to our members, all linked by a sophisticated and proprietary information management system. For Flagship, healthcare advocacy means brining about the delivery of exceptional “medicine at the speed of need” to each of our members. The Company’s business strategy calls for expansion through an increase in sales of membership by its internal and external sales forces. To this end, the Company will be investing substantial funds to increase its sales and marketing resources in order to grow revenues through the sale of memberships. Our business is largely dependant on the skills, experience and performance of key members of our senior management team. We have been increasing personnel in various departments including sales and marketing and membership services, as well as entering into agreements with independent third parties in order to position the company to sell our products and services, in order to grow revenue.

In light of these factors, among others, our independent registered public accounting firm has stated that there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result for the outcome of this uncertainty.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Results of Operations

Revenue. Our total revenue increased to $5,194 for the year ended December 31, 2005 versus $0 for the year ended December 31, 2004. This increase is due to the commencement of sales of memberships during the year ended December 31, 2005. Revenue is expected to increase as the sale of memberships increases.

Costs of revenue. Our total costs of revenue increased to $2,649 for the year ended December 31, 2005 versus $0 for the year ended December 31, 2004. The increase is directly related to costs associated with membership sales which began in 2005. These costs are expected to increase as the sales of memberships increases.

Costs and Expenses.

Membership services. Membership services expenses increased by $1,463,517 to $2,338,408 for the year ended December 31, 2005 versus $874,891 for the year ended December 31, 2004. This increase was principally due to the increase wages and benefits related to an increase in personnel as we increased staff in order to provide products and services to our members as we begin to sell memberships. In addition there were costs associated with paying stipends to Physician Chiefs and Regional Medical Directors in the year ended December 31, 2005. There were no such expenses in the same period of the prior year.

Selling, general and administrative. Selling, general and administrative expenses increased by $2,882,184 to $4,851,815 for the year ended December 31, 2005 as compared to $1,969,631 for the year ended December 31, 2004. This increase was also principally attributable to an increase in wages and benefits related to an increase in personnel. We added people in all departments including administration, IT, and sales and marketing. The Company incurred an increase in expenses in connection with the commencement of our sales campaign to acquire new members. This included design and printing costs related to marketing materials, postage and handling costs associated with the distribution of this material, and the development of a brand strategy. In addition, the Company moved to new headquarters in January 2005 to accommodate the increase in staff and to enable us to more efficiently provide services to our members as we begin to sell memberships. Other expenses including telephone, insurance and utilities, increased with the addition in personnel and the acquisition of the new space.

Depreciation and amortization expense. Depreciation and amortization expense increased by $247,374 to $263,131 for the year ended December 31, 2005 versus $15,757 for the year ended December 31, 2004. This increase is due to the purchase of property and equipment related to the increase in personnel and development of an IT platform in preparing for the increase in sales of memberships.

Impairment of long-lived assets. Impairment of long-lived assets decreased by $297,054 to $97,500 for the year ended December 31, 2005 versus $394,554 for the year ended December 31, 2004. The impairment recorded for both years was due to management’s determination that the Company would not derive any future benefit from certain software that had been acquired in earlier years.

Interest income. Interest income increased by $405 to $6,341 for the year ended December 31, 2005 as compared to $5,936 for the year ended December 31, 2004. This increase was due to having cash on hand during the current year related to the Preferred Stock financing that took place in early 2005.

Interest expense. Interest expense increased to $57,209 for the year ended December 31, 2005 versus $0 for the year ended December 31, 2004. This increase is due to accrued interest expense related to loans made to the Company during the current year period. These loans were converted into Convertible Secured Notes in the financing that closed on January 30, 2006.

Liquidity and Capital Resources

At December 31, 2005 the Company had a working capital deficit of $3,359,685. This is principally due to the recognition of certain Demand Notes as current liabilities. These Demand Notes will be converted in Fixed Price Convertible Notes in connection with the financing more fully described below and will be reclassified as long-term liabilities. The balance of the deficit is related to the Company extending payment to its creditors.

Net cash used in operating activities was $5,601,511 for the year ended December 31, 2005 versus $1,409,675 for the year ended December 31, 2004. This increase is principally due to the increase in expenses incurred in operations. Overall expenses increased principally due to the increase in personnel in membership services, sales and marketing and administration as the Company prepares to sell its product and deliver products and services to members, increase in sales and marketing activities and the acquisition of the new office space.

Net cash used in investing activities was $531,304 for the year ended December 31, 2005 versus $332,636 for the year ended December 31, 2004. This increase was primarily due to increased purchases of IT equipment including computers for new personnel and the Company’s computer systems to meet the increased demands as the sale of memberships increase.

Net cash provided by financing activities during the year ended December 31, 2005 was $6,268,141 versus $1,717,129 during the year ended December 31, 2004. This increase was due to the receipt of net proceeds from the issuance of redeemable Series B preferred stock during the year ended December 31, 2005 of $3,346,733 versus the receipt of net proceeds of $1,682,129 from the issuance of redeemable Series A preferred stock during the year ended December 31, 2004. In addition the Company received loans totaling $2,935,000 to fund working capital needs of the Company including $1,885,000 from three officers of the Company. In January 2006 $2,600,000 of theses loans was converted into the Fixed Price Convertible Notes more fully described below.

On January 30, 2006 the Company entered into an agreement with certain investors to invest $7.1 million in Fixed Price Convertible Notes (the “Notes”) in Flagship. The Notes are collateralized by the assets of Flagship, bear interest at the prime rate published in the Wall Street Journal plus 1.0% and are convertible into common stock of the Company at a fixed conversion price of $0.90 per share. Commencing one year after the closing of the Notes, the Company is required to repay the Notes on a monthly basis over the next 24 months. In the event that any of the principal is converted into common stock, the amount converted shall be credited against the next monthly payment. Flagship has the option of prepaying any outstanding principal by paying to the note holders 130% of the principal amount. In connection with the issuance of the Notes, Flagship issued to the investors 7,968,950  shares of common stock. The investors also received seven year warrants to purchase 1,902,174 shares of common stock of Flagship with an exercise price of $0.92 per share.

Acquisitions

In February 2006, Flagship entered into a letter of intent to acquire the assets of PEMMS, Limited (“PEMMS”), an early-stage technology company focusing on the Personal Health market. The transaction will provide Flagship with several strategic benefits, primarily the acquisition of the PEMMS “MedVault” software, a secure web-based repository wherein an individual can store his/her own medical records to be later retrieved at a moments notice.

In March 2005, Flagship entered into an agreement to license the MedVault software from PEMMS. Simultaneously, Flagship also entered into an agreement with PEMMS wherein PEMMS would provide all maintenance, support, and hosting services.

Pursuant to the Letter of Intent, Flagship will acquire PEMMS for 300,000 shares of Flagship common stock. The existing employees of PEMMS will become employees of Flagship and Flagship will acquire the existing contracts and assets of PEMMS.

The following discussion and analysis of financial condition and results of operations applies to Finity.

We ceased operations on June 5, 2001 and have focused on paying the Company debts, managing Company business and resolving legal issues. Our recent operating history offers little or no guidance with respect to our financial performance in the future.

As of December 31, 2005, the Company has no significant operations. The Company does not expect to have significant operating expenses in the next twelve months except for legal and accounting expenses. When our cash is exhausted, we will either need to raise additional funds or cease all operations.

There are uncertainties that may have a material impact upon our liquidity. Specifically, Douglas R. Baetz, Glenn M. Gallant are former directors. We expect these directors to seek indemnity from the Company in connection with the Plestina case. A request for a waiver by defendant to release the Company has been requested.

General Discussion on Results of Operations and Analysis of Financial Condition

Current Operations

Our recent operating history offers little or no guidance with respect to our financial performance in the future. As of year end, we have no significant operations.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

REVENUES

For the year ended December 31, 2005 and 2004 the Company had no revenue.

GENERAL AND ADMINSTRATIVE EXPENSES

General and administrative expenses totaled $54,951 for the year ended December 31, 2005, all for the preparation of the SEC and state reports. This compares with $48,676 for the corresponding period of the prior year. The expenses for the prior year period were incurred for the preparation of SEC and state reports and for legal fees more fully described in Item 2. Legal Proceedings.

INTEREST EXPENSE

For the year ended December 31, 2005, interest expense totaled $10,410. Interest expense for the corresponding period of the prior year totaled $19,738. The decrease in interest expense for 2005 was due to the forgiveness of the shareholder note.

As a result of the foregoing, the Company reported loss of $65,361 for the year ended December 31, 2005 compared to a loss of $68,414 for the corresponding period of the prior year.

MATERIAL CHANGES IN FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2005, the Company had a negative working capital of $76. This compares with cash of $182 for working capital as of December 31, 2004.

For the year ended December 31, 2004, the Company had $182 of cash which was used in its operating activities. This compares with $48,676 of cash used in operating activities for the corresponding prior year. The decrease in cash used in generating activities resulted from reduced general and administrative expenses.

For the year ended December 31, 2005, the Company had cash flows from financing activities of $2,693. This compares with cash flows from financing activities of $48,616 for the corresponding prior year. All of the cash flows from financing activities for both periods were from proceeds from a related party.

FORGIVENESS OF DEBT

During the third quarter of 2005, the Company recognized $264,402 of additional paid in capital as a result of the forgiveness of debt from a related party.

There were no investing activities in either period.

Regulatory Approvals

No federal or state regulatory approvals are required for the transaction with PEMMS or Flagship.

Reports, Opinions or Appraisals

No reports, opinions or appraisals have been received from any outside party with respect to the PEMMS and Flagship transactions.

Past Contracts or Negotiations

There have been no contracts or negotiations by parties to the PEMMS and Flagship transactions, or their affiliates, during the period for which financial statements are presented.

DESCRIPTION OF SECURITIES

Common Stock

Holders of shares of the Company’s Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of any liquidation, dissolution or winding up, the holders of Common Stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of Preferred Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Holders of Common Stock have no preemptive rights to purchase our Common Stock. There are no conversion or redemption rights or sinking fund provisions with respect to our Common Stock.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company’s Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends for the foreseeable future.

Dividend Policy

The Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future. All cash resources are expected to be invested in developing the Company’s business plan.

Holders
The Company has issued an aggregate of 55,761,512 shares of its Common Stock to 101 entities.

Changes in and Disagreements with Accountants

During the two most recent fiscal years and from December 31, 2005 to the date of this report, there were no disagreements with our auditors on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.

Representatives of the principal accountants for the current year and for the most recently completed fiscal year:

a. Are not expected to be present at the Meeting;
b. Will have the opportunity to make a statement if they desire to do so; and
c. Are not expected to be available to respond to appropriate questions.

Submission Of Shareholder Proposals

If you wish to have a proposal included in our proxy statement and form of proxy for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices on or before March [___], 2007. A proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by the SEC will not be included. The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement.

Other Matters

As of the date of this Proxy Statement, The Board of Directors has no knowledge of any business which will be presented for consideration at the Meeting other than the Reverse Stock Split, Share Authorization and the Name Change Proposal. Should any other matter be properly presented, it is intended that the enclosed proxy will be voted in accordance with the best judgment of the persons voting the proxies.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The public may read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains the reports, proxy and information statements and other information regarding Finity that we have filed electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

By Order Of The Board Of Directors

/s/ Fred F. Nazem Fred F. Nazem, Chief Executive Officer and Chairman

April ___, 2006

APPENDIX A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FLAGSHIP PATIENT ADVOCATES GROUP, INC.

ARTICLE I

NAME OF CORPORATION

The name of the Corporation is Flagship Patient Advocates Group, Inc. (hereinafter, the “Corporation”). The Corporation’s original Certificate of Incorporation was filed on February 5, 1993 under the name Columbia Capital Corp. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE; TERM OF EXISTENCE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware. The period during which the Corporation shall continue is perpetual.

ARTICLE IV

CAPITAL STOCK

SECTION A. The amount of total authorized capital stock of this Corporation shall be One Hundred Thirty Million shares, divided as follows: (i) One Hundred Twenty-Five Million shares of Common Stock, with $0.001 par value (the “Common Stock”), and (ii) Five Million shares of Preferred Stock (the “Preferred Stock”).

SECTION B. The Preferred Stock may be issued from time to time as herein provided in one or more series. The Board of Directors shall have the full authority to determine and state the designations and the relative rights (including, without limitation, if any, par value, conversion rights, participation rights, voting rights, dividend rights, and stated, redemption and liquidation values), ranking preferences, limitations and restrictions of each such series by the adoption of resolutions prior to the issuance of each such series authorizing the issuance of such series. All shares of Preferred Stock of the same series shall be identical with each other in all respects, except will respect to the right to receive dividends which may vary depending on the date of purchase.

SECTION C: The Corporation has effectuated a one hundred twenty-five (125) to one (1) reverse stock split as to its shares of Common Stock outstanding as of January 31, 2006, which decreased its authorized shares of Common Stock from 100,000,000 shares to 800,000 shares. The reverse stock split shall not change the authorized capital stock of the Corporation or par value thereof from that authorized in Section A of this Article. No fractional shares will be issued in connection with the reverse stock split and all fractional interests will be rounded up to the next whole share.

ARTICLE V

DIRECTORS

SECTION A. NUMBER; TERM

The maximum number of directors shall be defined by the Board of Directors in accordance with the Bylaws and the minimum number of directors shall be three.

SECTION B. QUALIFICATIONS

Directors need not be stockholders of the Corporation nor be residents of the State of Delaware.

SECTION C. VACANCIES

Subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding to elect directors under specified circumstances as may be required by the DGCL or applicable regulations of any exchange on which the Corporation’s capital stock may be listed, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, or removal shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the director’s term. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SECTION D. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

SECTION E. LIMITED LIABILITY

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this section by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VI

PROVISIONS FOR REGULATIONS OF
BUSINESS AND CONDUCT OF AFFAIRS OF THE CORPORATION

SECTION A. MEETINGS

Meetings of the stockholders and the directors of this Corporation may be held either within or without the State of Delaware, and at such place as the Bylaws shall provide or, in default of such provisions, at such place as the Board of Directors shall designate.

SECTION B. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify each person who is or was a director, officer, manager, or employee of the Corporation, or of any other corporation, partnership, joint venture, limited liability company, trust or other enterprise which he is serving or served in any capacity at the request of the Corporation, from and against any and all liability and reasonable expense, as and when incurred, that may be incurred by him in connection with or resulting from any claim, actions, suit or proceeding (whether actual or threatened, brought by or in the right of the corporation of such other corporation, partnership, joint venture, limited liability company, trust or other enterprise, or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer, manager, or employee of the Corporation or of such other corporation, partnership, joint venture, limited liability company, trust or other enterprise or by reason of any past or future action taken or not taken in his capacity as such director, officer, manager, or employee, whether or not he continues to be such at the time such liability or expense is incurred, provided that a determination is made by the Corporation in accordance with Delaware law that such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation or at least not opposed to the best interests of such other corporation, partnership, joint venture, limited liability company, trust or other enterprise, as the case may be, and, in addition, in any criminal action or proceedings, had reasonable cause to believe his conduct was lawful or no reasonable cause to believe that his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described in the previous sentence. Notwithstanding the foregoing, there shall be no indemnification (a) as to amounts paid or payable to the Corporation or such other corporation, partnership, joint venture, limited liability company, trust or other enterprise, as the case may be, for or based upon the director, officer or employee having gained in fact any personal profit or advantage to which he was not legally entitled; (b) as to amounts paid or payable to the Corporation for an accounting of profits in fact made from the purchase or sale of securities of the corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law; or (c) with respect to matters as to which indemnification would be in contravention of the laws of the State of Delaware or of the United States of America whether as a matter of public policy or pursuant to statutory provisions.

IN WITNESS WHEREOF, Flagship Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed by its duly authorized officer this [___] day of April [___], 2006.

/s/ Fred F. Nazem Fred F. Nazem
Chief Executive Officer and Chairman

PROXY

FINITY HOLDINGS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [_____________], 2006

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Fred Nazem or any of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of Common Stock of the Company which the stockholder(s) would be entitled to vote on all matters which may come before the Special Meeting of Stockholders to be held at 10:00 a.m., local time, at the offices of Flagship Patient Advocates, Inc., 432 Park Avenue South, 13th Floor, New York, New York 10016.

This proxy will be voted in accordance with the instructions indicated on the reverse side of this card. If no instructions are given, this proxy will be voted FOR the proposal and in the proxies’ discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

(To Be Signed on Reverse Side.)

Please date, sign and mail your proxy card in the
envelope provided as soon as possible.
â Please detach along perforated line and mail in the envelope provided. â

FOR THE MATTER SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE INK AS SHOWN HERE ☒

1.	PROPOSAL TO APPROVE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

☐ FOR       ☐ AGAINST       ☐ ABSTAIN

And upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature of Stockholder

Date:

Signature of Stockholder

Date:
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.